Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Formation
ARM Operating, LLC	Delaware

ARM I, LLC	Delaware

ARM I QRS, INC.	Delaware

ARM II, LLC	Delaware

ARM Cash Management, LLC	Delaware